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Online Media and Finance Senior Executives Join Stockgroup Board

(NEW YORK) July 18, 2006 – Stockgroup Information Systems Inc. (OTCBB: SWEB, TSX-V: SWB) today announced that Thomas Baker, the co-founder of The Wall Street Journal Online, and Steve Zacharias, the co-founder of Transact Capital Partners and former Corporate Treasurer for Media General (NYSE: MEG), a $900 million TV and newspaper media company, have joined the Stockgroup™ Board of Directors.

A Pioneer in Profitable Online Subscription Models

Mr. Baker has more than 25 years’ experience managing successful businesses in print and online media. His career in business publishing includes his work as founder and general manager of The Wall Street Journal Online (wsj.com), a publication of Dow Jones & Company, where he led the business startup effort and grew the Online Journal into a $60 million business unit and the largest paid news and information site on the Web, with more than 500,000 subscribers. Mr. Baker also launched more than a dozen other new print and online products and brand extensions for The Wall Street Journal and Dow Jones, including The Wall Street Journal Classroom Edition,

CareerJournal, and products delivered via fax and CD-ROM. He also oversaw the Journal’s national radio news network and Dow Jones’ news syndication and licensing business, and led the effort to create the first company-wide customer database. His experience on the print side of The Wall Street Journal included oversight of its product development, direct marketing, market research, and educational programs.

Most recently, Mr. Baker has led consulting assignments for a number of leading publishers and media companies, focused on new product development.

Before his years at Dow Jones, Mr. Baker was marketing manager for Carnegie Hall in New York, overseeing all the institution's advertising, communications and subscriber marketing. He began his media career as a reporter at Forbes magazine. He has a degree from Princeton University and an MBA from Columbia Business School.

A Proven Leader in Financing Company Growth

Mr. Zacharias has over 30 years of financial related experience, including lead roles in numerous acquisition and divestiture transactions, debt financings and capital reorganizations.

Mr. Zacharias has served as a board director for Hoovers, Inc., a publicly-traded business information company, since 1997. As a director, he assisted Hoovers in launching a successful IPO in 1999, served on the finance, nomination and CEO search committees and chaired the audit committee. He helped the Hoovers board solicit acquisition bids that resulted in the sale of all Hoovers stock to Dun & Bradstreet for $119 million in March 2003.

From 1993 to 2000, Mr. Zacharias served as corporate treasurer of Media General, Inc., a $900 million TV and newspaper media company, where his responsibilities included debt and treasury operations, corporate budgeting, strategic planning and growth initiatives. In this role, he completed several private debt placements, arranged a $1.2 billion syndicated bank credit line to finance acquisitions and led corporate valuation and due diligence teams in acquiring over a dozen media and related enterprises totaling well over $1 billion.

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In 2001, Mr. Zacharias set up a private practice, which later became Transact Capital Partners LLC, a Richmond, Virginia-based investment banking firm that assists early-stage and small companies in financial advisory services, including acquisitions, fund-raisings and strategy formulation.

Mr. Zacharias' early career included serving as a CPA and senior auditor with Ernst & Young and as audit director at Media General, Inc. Mr. Zacharias holds a Bachelor of Science degree in Commerce from the University of Virginia with concentrations in accounting and finance. He is a past board director for the Richmond chapter of the Association of Corporate Growth, and member of the Richmond Venture Forum.

Strengthening the Stockgroup Board with Unique Expertise

“Tom and Steve are proven seasoned executives that have contributed significantly to the growth of their respective businesses,” stated Marcus New, President and CEO of Stockgroup. “Both are extremely experienced in building profitable online brands and scaling companies into dominant market leaders. Each also brings unique expertise to the Stockgroup Board. Tom’s insight on establishing a profitable online subscription business for financial information and creating one of the largest financial sites in the world is invaluable to our goal of building the StockHouse® community. Steve’s experience in corporate finance and strategic growth strategy will provide the management team with key strategic relationships and additional insight on growing Stockgroup from our balance sheet.”

Leslie Landes, Chairman of the Board, welcomed the new Board members. He said, “The Board looks forward to utilizing Tom and Steve’s active participation and experience in advising management on the future of the Company.”

“StockHouse is leading the financial media industry in how information about the financial markets is shared among investors. This is an exciting time of change for the industry and I am pleased to be involved as a member of the Stockgroup Board,” said Mr. Baker.

“Stockgroup has an impressive record of growth and a well-respected and highly experienced senior management team and Board. With the incredible changes happening in media, I believe the company is well positioned to create a significant financial brand and company,” said Mr. Zacharias.

About Stockgroup Information Systems Inc.

As an online media company, Stockgroup Information Systems provides a complete financial data source for investors, investment advisory firms, press and media organizations as well as access to specific demographics for advertisers. Stockgroup owns and operates the StockHouse media properties.

To find out more about Stockgroup (OTCBB: SWEB, TSX-V: SWB), visit our website at www.stockgroup.com.

Contact:
Stockgroup Information Systems Inc.
Marcus New, President and CEO
1.800.650.1211

This release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as “expects”, “will,” “anticipates,” “estimates,” “believes,” or statements indicating certain actions “may,” “could,” or “might” occur.

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